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                                 [LETTERHEAD]


FOR IMMEDIATE RELEASE


CONTACTS:      Jim Knighton             Julie Wood
               VP, Investor Relations   Director, Corp. Communications
               (510) 923-6055           (510) 923-6686


                  CHIRON NAMES JAMES SULAT CHIEF FINANCIAL OFFICER

Emeryville, CA - March 22, 1998 - Chiron Corporation (NASDAQ: CHIR) today named James R. Sulat as the company's chief financial officer. Effective April 1, 1998, Sulat, 47, will assume responsibility for all key financial functions at Chiron, reporting directly to Edward E. Penhoet, Chiron's chief executive officer.

From 1978 to 1983, Sulat was a management consultant with the Boston Consulting Group. Subsequently, he was vice president at Waverley Associates, a private equity investment and venture capital group. From 1990 to 1993, Sulat was chief financial officer and vice president of operations at Esprit de Corp, headquartered in San Francisco. From 1993 to 1997, Sulat was chief financial officer for Stanford Health Services, the clinical healthcare delivery arm of the Stanford University Medical Center.

"Jim has earned a reputation as a very talented executive, managing operations and financial strategy in several different working environments," said Edward E. Penhoet, Ph.D., Chiron's president and chief executive officer. "His broad, well balanced financial experience will serve him well at Chiron."

Joining Stanford in 1993, Sulat was a key participant in the strategic planning and merger process that combined Stanford University Hospital with Lucile Packard Children's Hospital. He also played an important role in the creation of the University of California at San Francisco/Stanford Health Services Alliance.

According to Sean Lance, Chiron's incoming chief executive officer, "I have had the opportunity to meet Jim and endorse his appointment and believe we will work well together. His strong strategic planning focus, investment perspective and diverse financial background will nicely complement my own background."

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PAGE 2 - Chiron Names Sulat CFO

Sulat graduated from Yale University with a degree in operations research. He earned a master's degree in business administration from Stanford University and a master's degree in health services administration from the Stanford School of Medicine. Sulat serves on the board of General Surgical Innovations, Inc.; Vans, Inc.; and several private companies.

Chiron is a leading biotechnology company that combines diagnostic, vaccine and therapeutic strategies for controlling diseases. The company's broad technology platform is focused on developing products for diagnosing, preventing and treating infectious and cardiovascular diseases as well as cancer. Chiron employs more than 6,500 people in facilities on four continents.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISK AND UNCERTAINTIES. THERE ARE A NUMBER OF FACTORS THAT COULD CAUSE THE CHIRON'S ACTUAL PERFORMANCE TO DIFFER MATERIALLY FROM EXPECTATIONS. THESE AND OTHER FACTORS INVESTORS SHOULD CONSIDER ARE MORE THOROUGHLY DESCRIBED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS, INCLUDING THE FORM 10-Q AND FORM 10-K

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